                                  Exhibit 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES
          (Amounts in thousands of dollars, except ratio information)

                                                      SIX MONTHS ENDED
                                                         AUGUST 31,
                                              --------------------------------
                                                1997                    1996
                                              --------                --------
1.      Loss
        Pre-tax loss                           (13,690)                (15,737)
        Interest expense(1)                      9,205                   9,517
                                              --------                --------
                                                (4,485)                 (6,220)
                                              ========                ========
2.      Fixed Charges
        Interest expense(1)                      9,205                   9,517
                                              ========                ========
3.      Ratio (1 divided by 2)                     N/A(A)                  N/A(A)
                                              ========                ========

(A) Earnings are inadequate to cover fixed charges. The amount of the deficiency is $13,690, and $15,737 for the three months ended August 31, 1997 and 1996, respectively.

--------
(1)     Consists of interest on debt and imputed interest on capital leases.


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